Exhibit 10.28

Summary of Director and Executive Officer Compensation Arrangements

    In addition to the compensation arrangements filed as other exhibits to this annual report, EnPro Industries, Inc. (the “Company”) has the following compensation arrangements with its directors and current executive officers who are named executive officers.

Compensation Arrangements for Directors

The Company has an arrangement to pay non-employee members of the Company’s board of directors compensation for their service on the board. Effective for 2022, each non-employee member of the Company’s board of directors receives an annual retainer of $200,000, $90,000 of which is paid in cash and $110,000 of which is paid in fully vested shares of our common stock. Directors who elect to defer receipt of the annual grant are paid in phantom shares of our common stock upon the director’s termination of service as a director in accordance with his or her election. The non-executive chair of the board receives an additional quarterly fee of $20,000 for his service in that capacity, the chair of the Nominating and Corporate Governance Committee receives an additional annual fee of $10,000, the chair of the Audit and Risk Management Committee receives an additional annual fee of $20,000, and the chair of the Compensation and Human Resources Committee receives an annual fee of $15,000.

Compensation Arrangements for Named Executive Officers

The Company’s chief executive officer and its other most highly compensated current executive officers who are named executive officers in the Company's proxy statement for its 2022 annual meeting of shareholders are all “at-will” employees who serve at the pleasure of the board of directors. The board of directors sets the annual base salary for each of the named executive officers and has the discretion to change the salary of any of the officers at any time. Effective as of April 1, 2022, the annual base salaries for these named executive officers are as follows:

Named Executive Officer	Base Salary
Eric A. Vaillancourt	$800,000
J. Milton Childress II	$565,111
Robert S. McLean	$460,720
Steven R. Bower	$332,021